EXHIBIT 99.1

Exponent Reports Second Quarter 2010 Results

MENLO PARK, Calif., July 21, 2010 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter ended July 2, 2010.

For the second quarter of 2010, revenues before reimbursements increased 5% to $55,128,000, as compared to $52,429,000 in the second quarter of 2009. Total revenues were $60,439,000, as compared to $60,862,000 in the same period one year ago.

Net income for the second quarter of 2010 increased 21% to $7,280,000, or $0.48 per diluted share, as compared to $6,025,000, or $0.40 per diluted share, reported in the second quarter of 2009. EBITDA1 in the second quarter of 2010 increased 22% to $13,293,000, as compared to $10,938,000 in the second quarter of 2009.

During the second quarter of 2010, Exponent repurchased $2.3 million of its common stock, and closed the quarter with $76.4 million in cash, cash equivalents and short-term investments.

For the first half of 2010, revenues before reimbursements increased 3% to $110,329,000, as compared to $107,360,000, in the same period of 2009. Total revenues were $119,845,000, as compared to $120,658,000 in the same period of last year.

Net income for the first half of 2010 improved 15% to $13,519,000, or $0.90 per diluted share, as compared to $11,783,000, or $0.79 per diluted share, reported in the prior year period. EBITDA1 in the first half of 2010 improved 16% to $24,833,000, as compared to $21,350,000, in the first half of 2009.

"We are pleased to report strong financial results in the quarter as a result of improved utilization and careful management of expenses," commented Dr. Paul Johnston, President and CEO. "During the quarter we continued to experience a steady flow of reactive projects related to litigation, insurance claims and product recalls for which we were able to perform in-depth scientific research and analysis to determine what happened. Additionally, we have continued to assist clients in complying with regulations pertaining to the registration of chemicals used throughout the world. As a result, we had strong performances in our human factors and mechanics and materials practices, as well as our environmental and health groups.

"Our performance in the first half of the year provides a foundation for us to grow revenue before reimbursements in the low to mid single digits for fiscal year 2010 and to improve EBITDA1 margins while selectively hiring and investing in our future. We believe that Exponent continues to differentiate itself as a multidisciplinary engineering and scientific consulting firm with unparalleled technical expertise and experience," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, July 21, 2010, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 888-549-7704 or 480-629-9857. A live webcast of the call will be available on the Investor Relations section of the Company's web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030 and entering reservation 4328776#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME For the Quarters Ended July 2, 2010 and July 3, 2009 (unaudited) (in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009

Revenues
Revenues before reimbursements	$ 55,128	$ 52,429	$ 110,329	$ 107,360
Reimbursements	5,311	8,433	9,516	13,298

Revenues	60,439	60,862	119,845	120,658

Operating expenses
Compensation and related expenses	34,060	34,954	71,840	72,800
Other operating expenses	5,388	5,309	10,607	10,586
Reimbursable expenses	5,311	8,433	9,516	13,298
General and administrative expenses	2,905	3,227	5,600	5,859

	47,664	51,923	97,563	102,543

Operating income	12,775	8,939	22,282	18,115

Other income
Interest income, net	66	200	129	434
Miscellaneous income, net	(560)	898	400	1,056
	(494)	1,098	529	1,490

Income before income taxes	12,281	10,037	22,811	19,605

Income taxes	5,001	4,012	9,292	7,822

Net income	$ 7,280	$ 6,025	$ 13,519	$ 11,783

Net income per share:
Basic	$ 0.51	$ 0.43	$ 0.95	$ 0.83
Diluted	$ 0.48	$ 0.40	$ 0.90	$ 0.79

Shares used in per share computations:
Basic	14,377	14,167	14,295	14,129
Diluted	15,054	15,013	15,009	14,998

EXPONENT, INC. CONDENSED CONSOLIDATED BALANCE SHEETS July 2, 2010 and January 1, 2010 (unaudited) (in thousands)

	July 2, 2010	January 1, 2010
Assets
Current assets:
Cash and cash equivalents	$ 74,071	$ 67,895
Short-term investments	2,333	7,490
Accounts receivable, net	71,618	62,662
Prepaid expenses and other assets	10,150	5,789
Deferred income taxes	5,491	4,494
Total current assets	163,663	148,330
Property, equipment and leasehold improvements, net	28,298	29,115
Goodwill	8,607	8,607
Other assets	24,017	20,429
	$ 224,585	$ 206,481

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 6,464	$ 4,498
Accrued payroll and employee benefits	31,508	35,822
Deferred revenues	5,835	4,757
Total current liabilities	43,807	45,077
Other liabilities	12,670	9,910
Deferred rent	2,140	1,423
Total liabilities	58,617	56,410

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	92,526	83,808
Accumulated other comprehensive loss	(746)	(367)
Retained earnings	145,462	139,606
Treasury stock, at cost	(71,290)	(72,992)
Total stockholders' equity	165,968	150,071
	$ 224,585	$ 206,481

EXPONENT, INC. EBITDA and EBITDAS (1) For the Quarters Ended July 2, 2010 and July 3, 2009 (unaudited) (in thousands)

	Quarter Ended		Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009

Net Income	$ 7,280	$ 6,025	$ 13,519	$ 11,783

Add back (subtract):

Income taxes	5,001	4,012	9,292	7,822
Interest income, net	(66)	(200)	(129)	(434)
Depreciation and amortization	1,078	1,101	2,151	2,179

EBITDA (1)	13,293	10,938	24,833	21,350

Stock-based compensation	2,001	1,649	5,093	4,744

EBITDAS (1)	$ 15,294	$ 12,587	$ 29,926	$ 26,094
(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and
EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that
EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results.
Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT:  Exponent, Inc.
          (888) 656-EXPO
          info@exponent.com
          www.exponent.com